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                                                                   EXHIBIT 10(e)


                              EMPLOYMENT AGREEMENT
                              --------------------

     This Agreement is made and entered into on July 1, 1995, by and between TRANSWORLD SYSTEMS, INC., a California corporation ("Company"), THE UNION CORPORATION, a Delaware corporation ("Union") and GORDON DUNN ("Dunn").

     WHEREAS, effective July 1, 1995, the Company desires to employ Dunn as an executive officer and Dunn desires to be so employed by the Company, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Dunn has been employed by Company under a contract dated March 31, 1994; and

     WHEREAS, the Company and Dunn further agree that on and after July 1, 1995, this Agreement replaces and supersedes the March 31, 1994, contract; and

     WHEREAS, all of the issued and outstanding capital stock of the Company is owned by Union,

     NOW THEREFORE, the parties agree as follows:

     FIRST: A. Upon the terms and subject to the conditions of this Agreement, the Company for itself and for its subsidiaries, will employ Dunn as Chairman of the Board of the Company and Dunn hereby agrees to accept such employment.

     B. Dunn shall devote not less than 75% of his business time, efforts, energy and skills to his employment hereunder, as in his judgment may be required for the proper conduct of its activities, and he shall use all reasonable efforts to promote the best interest of the Company and its subsidiaries and, if elected, shall serve as a director of Union, the Company and all subsidiaries of the Company without compensation other than that provided in Article THIRD hereof. Dunn agrees to travel on such Company business as, in his judgment, may be required, but he shall not be required to change his residence. He shall be reimbursed for such travel expenses in accordance with Company policy.

     SECOND: A. The term of Dunn's employment hereunder shall commence on July 1, 1995 (the "Commencement Date") and shall
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terminate on the earlier to occur of (1) June 30, 1997 or (2) termination in accordance with Paragraph B. or C. of this Article SECOND.

     B. The Company shall be entitled to terminate Dunn's employment in any of the following circumstances:

     (1) For cause by reason of either (a) the failure, refusal or neglect of Dunn fully and faithfully to perform his obligations hereunder or (b) the failure, refusal or neglect of Dunn to use his best efforts to implement any lawful action requested by the Board of Directors of the Company or Union not inconsistent with this Agreement;

     (2) Mental or physical incapacity or inability of Dunn to perform his duties for a consecutive period of one hundred fifty (150) days or a non-consecutive period of one hundred eighty (180) days during any twelve (12) month period;

     (3)  The death of Dunn; or

     (4) Dunn is convicted of or pleads  nolo contendere to a crime or offense
                                         ---- ----------
involving the property, operations of the Company, Union, or any affiliate of either of them, or moral turpitude. If Dunn is indicted for any such crime or offense, the Company may elect to suspend Dunn's employment hereunder during the period after indictment and until proceedings against Dunn are terminated without a finding that Dunn is guilty as charged, or this Agreement is terminated; but his Base Salary hereunder shall be continued unless and until this Agreement is terminated in accordance with its terms.

     C. Dunn shall be entitled to terminate his employment in any of the following circumstances:

     (1) A disposition by Union of fifty percent (50%) or more of its shares of stock in the Company except through a disposition of such shares to the stockholders of Union pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (or similar provision) and except for a merger with or a transfer of

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shares to a wholly-owned subsidiary of Union;

     (2) Any disposition of all or substantially all of the business or assets of the Company other than to a wholly-owned subsidiary of Union;

     (3) Any "Change in Control" of Union, as that term is defined in Union's 1984 Stock Option Plan.

     THIRD: A. Dunn shall receive, during his employment hereunder in accordance with the terms hereof, a Base Salary, commencing on the effective date hereof, computed at the rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in such installments as shall accord with the normal pay practices of the Company.

     B. (1) The Company shall also pay production/incentive bonuses to Dunn for each full twelve (12) month period commencing July 1, 1995 and July 1, 1996 as set forth in Schedule 1, annexed hereto. The term "pretax earnings of the Company" shall have the same meaning as the term "pretax earnings of Transworld" as defined in Section 1.3(a)(ii) of the Stock Purchase Agreement dated May 14, 1985, by and among Union, Dunn and Joanne Dunn, except that the "pretax earnings of Transworld" shall exclude the effect of any bonus expense related to Dunn, and for any period ending after July 1, 1995, any bonus expense related to George Macaulay, if George Macaulay is then acting as President of the Company.

     (2) If Dunn's regular employment terminates prior to June 30, 1997, for any reason other than pursuant to Article SECOND B.(1) or B.(4), then the production/incentive bonus payable under paragraph THIRD B.(1) shall be payable only for the year of such termination and prior years, and for the year of termination shall be pro rated as follows: the amount of bonus that would have been payable but for such termination for the period ending June 30 following such termination shall be determined as though such termination had not occurred and such amount shall be

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multiplied by a fraction, the numerator of which is the number of days from the
July 1 prior to such termination through the date of termination and the denominator of which is Three Hundred Sixty-Five (365).

     (3) If Dunn's regular employment terminates prior to June 30, 1997, pursuant to Article SECOND B.(1) or B.(4), then no production/incentive bonus shall be payable under Article THIRD B.(1) for the year of such termination.

     C. In addition to Article THIRD, paragraphs A. and B. above, the Company shall, during Dunn's employment hereunder in accordance with the terms hereof:

     (1) Provide health insurance and supplemental medical reimbursement coverage and life insurance for Dunn with coverage at least comparable to the coverage currently provided by the Company to Dunn.

     (2) Provide Dunn with the use of an automobile comparable to the automobile currently provided to him by the Company.

     (3) Reimburse Dunn for properly documented expenses reasonably incurred by Dunn in connection with his services hereunder and as a director of Union.

     (4) Grant Dunn paid vacation in accordance with Company practice.

     (5) Include Dunn in any Company defined contribution plan or other retirement plan for which he shall be eligible.

     (6) Include Dunn in any other Company benefit plans for which he shall be eligible.

     (7) Contribute $30,000 for each full fiscal year during which Dunn is employed hereunder to the non-qualified retirement plan established for him.

     D.  If Dunn retires from regular employment with the Company,

                                       4
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     (1) he shall remain in the Company's medical insurance plan or he shall be provided other comparable medical insurance coverage; and

     (2) the life insurance policies referred to in Article FOURTH A. shall be transferred to him at such time.

     E. Notwithstanding anything to the contrary in this Agreement, if Dunn's employment hereunder would otherwise terminate pursuant to Article SECOND upon the termination of this Agreement on June 30, 1997, the Company may nevertheless elect, at its sole option, to continue the employment of Dunn until such period as it may elect, up to and including, but not beyond, June 30, 2000. If the Company elects to continue Dunn's employment after June 30, 1997, Dunn shall not be entitled to any bonus or other compensation for such period except the sum of $50,000 per annum for each year, prorated for any partial year, of such term, and all of the duties and obligations of the parties shall continue in accordance with this Agreement except that (1) Paragraph FIRST B. shall no longer apply, (2) the Company shall have no obligation with respect to such period to make any payment under Paragraph THIRD C., but in such event Paragraph THIRD D. will apply, and (3) Dunn's employment will be deemed to have terminated for purposes of any deferred compensation plan of the Company. The provisions of Article SIXTH shall continue to apply during any such extended term of Dunn's employment with the Company.

     F. Notwithstanding anything to the contrary in this Agreement, if Dunn voluntarily terminates his employment prior to June 30, 1997, and if none of the provisions of paragraphs SECOND B. or SECOND C. apply to such termination, the Company may nevertheless elect, at its sole option, to continue the employment of Dunn until such period it may elect, up to and including, but not beyond, June 30, 2000. If the Company elects to continue Dunn's employment in accordance with this paragraph F., Dunn shall not be entitled to any bonus or compensation for such period except

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for the sum of $50,000 per annum for each year, prorated for any partial year, of such term, and all of the duties and obligations of the parties shall continue in accordance with this Agreement except that (1) Paragraph FIRST B. shall no longer apply, (2) the Company shall have no obligation with respect to such period to make any payment under Paragraph THIRD C., but in such event Paragraph THIRD D. will apply, and (3) Dunn's employment will be deemed to have terminated for purposes of any deferred compensation plan of the Company. The provisions of Article SIXTH shall continue to apply during any such extended term of Dunn's employment with the Company.

     FOURTH: A. The term life insurance policy on the life of Dunn in the face amount of $1,400,000 contemplated by the Employment Agreement shall, at Dunn's request, be divided into two separate policies with face amounts of $1,000,000 and $400,000, respectively; it being agreed that (i) the $1,000,000 term policy shall be transferred to Dunn at any time upon his request, (ii) the cost of all premiums payable on said policy shall be borne by the Company until the termination of Dunn's employment with the Company under the circumstances set forth below and (iii) Dunn shall have the right to designate the beneficiary(s) under said policy to the extent of $1,000,000 through the date it is transferred to Dunn. Upon termination of this Agreement on June 30, 1997, after or upon termination by reason of his mental or physical incapacity as provided in Article SECOND B.(2) or pursuant to the provisions of Article SECOND C. or Article THIRD D., the Company shall transfer to Dunn the whole life insurance policy currently in force in the face amount of $600,000 on Dunn's life maintained by Union or the Company, as the case may be, and the aforementioned term policy in the face amount of $400,000. Union or the Company, as the case may be, will cause ownership of the policies referred to in this Article FOURTH
A. to be transferred to Dunn, net of the interpolated terminal reserve, if any, by such arrangement as the

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parties may agree, including payment by Dunn to the Company, of the amount of the interpolated terminal reserve, or by Dunn assuming any policy loan up to the amount of the interpolated reserve, as the case may be.

     B. Upon the termination of Dunn's employment pursuant to Article SECOND B. or if Dunn elects to terminate his employment pursuant to Article SECOND C. or Article THIRD D., then, subject to Article THIRD B.(2), Article FOURTH C., and Article THIRD D., Dunn shall be entitled only to so much of his Base Salary and any deferred compensation as have been earned to the date of termination.

     C. If Dunn elects to terminate his employment pursuant to Article SECOND C., then within sixty (60) days after the date of such termination, the Company shall pay to Dunn the lesser of the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in cash, or Two Hundred Ninety-Nine Percent (299%) of the "base amount" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, or equivalent section.

     FIFTH: A. Bonuses previously earned by Dunn pursuant to Article THIRD B. of the Employment Agreement shall be deferred and shall be paid in accordance with this paragraph FIFTH. Said amount may, but need not, be set aside in a separate account by the Company or contributed to a Rabbi Trust by the Company. Until any of such amount is actually contributed to a Rabbi Trust, the amount of deferred compensation due to Dunn shall be calculated as though such amount had been invested on the thirtieth day after the end of the twelve month period in which it was earned in ten year United States Treasury obligations and the interest accumulated and used to purchase additional ten year United States Treasury obligations as the interest would have been paid if it had been so invested. From and after the time any of such amount is actually contributed to a Rabbi Trust, the amount of deferred compensation with respect to amounts so contributed shall be based upon the actual income,

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earnings and losses of the amounts held by such Rabbi Trust and not in accordance with the preceding sentence. All of the administrative costs and expenses with respect to establishing and maintaining such Rabbi Trust shall be paid by the Company and shall not be deducted from any of Dunn's deferred compensation amount. If a reserve fund is segregated from the other assets owned by the Company and so identified on its books and records, or if the Company establishes a Rabbi Trust and contributes any amount of the reserve fund thereto, such segregated fund or trust shall nevertheless be an asset of the Company and subject to the claims of the Company's general creditors. The amounts earned and to be paid as deferred compensation pursuant to this Agreement shall relieve the Company of its liability to Dunn only to the extent actually paid.

     B. Dunn shall have the right to designate a beneficiary of all of the amounts payable under this Agreement, except certain life insurance benefits referred to in Article FOURTH A., in the event of his death and to change any beneficiary previously designated by him. Such designation shall be made by delivering to the Chief Executive Officer of Union a writing dated and signed by Dunn setting forth the name and address of the person or persons so designated. Upon the death of Dunn, any amounts payable under this Agreement shall be paid to the beneficiary or beneficiaries designated by Dunn, or, failing such designation, to his estate. Upon the termination of Dunn's regular employment with the Company, the entire amount then allocated to the deferred compensation fund, including all earnings and accretions thereto shall be paid to Dunn (or his beneficiary or beneficiaries if such termination occurs as a result of the death of Dunn) under such one of the following options as Dunn or such beneficiary or beneficiaries, or failing a designated beneficiary or beneficiaries, Dunn's legal representatives, shall select within thirty (30) days after said termination of employment:

                                       8
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     (1) Such amount shall be paid in monthly installments as nearly equal as practicable over a designated number of months as specified by the person entitled to select the option, not exceeding One Hundred Twenty (120) months, commencing thirty (30) days after the termination of Dunn's regular employment with the Company, provided that no monthly installment except the last shall be less than $1,000; if this option is selected, all earnings and accretions to the sum retained by the Company following the termination of Dunn's regular employment shall be credited to the fund and shall be paid to Dunn either by increasing the amount of each monthly payment or by increasing the number of specified monthly payments.

     (2) Such amount may be applied to the purchase of an immediate or deferred life annuity contract on the sole life of Dunn, or jointly on the lives of Dunn and the beneficiary designated by Dunn pursuant to paragraph FIFTH B. above.

     (3) Such amount may be paid forthwith in a lump sum.

     If more than one beneficiary is designated and Dunn's spouse is a beneficiary, the option shall be selected by her if she survives him, and otherwise by a majority of the beneficiaries.

     C. Notwithstanding the provisions of paragraph B. of this Article FIFTH, at any time after the occurrence of any of the events specified in paragraph C. of Article SECOND of this Agreement, without needing to terminate Dunn's employment hereunder, Dunn may elect to have the entire amount then allocated to the deferred compensation fund, including all earnings and accretions thereon, paid to Dunn under such one of the options described in paragraph B. of this Article FIFTH as Dunn shall select.

     D. Notwithstanding any of the foregoing, Dunn has elected to, and the Company and Union agree that Dunn may, withdraw the sum of Two Hundred Fifty Thousand Dollars ($250,000) per year

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from the deferred compensation account in 1995, and in January 1996 and each
January thereafter until the entire amount allocated to the deferred compensation fund, including all earnings and accretions thereto, has been paid to Dunn or his beneficiaries.

     SIXTH: A. (1) Dunn agrees that, during the period from the Commencement Date hereof through the fifth (5th) anniversary of the Commencement Date, Dunn shall not disclose to any person, corporation, firm, partnership or other entity whatsoever (except the Company, Union or its affiliates) or any officer, director, stockholder, partner, associate, employee, agent or representative of any such partnership, firm or corporation, any information received by him during the course of his association with the Company and Union relating to the business affairs of the Company, Union, or any of their affiliates, including, without limitation, information concerning customers, prospective customers, operations, acquisitions, prospective acquisitions, agreements, understandings, facilities, equipment, lease arrangements, staff, trade secrets, discoveries, ideas, methods, surveys, research and any other information relating to the business and objectives of the Company, Union, and their affiliates, except only information which is otherwise generally available to the public.

     (2) During his employment hereunder, Dunn shall exercise reasonable precautions to protect the integrity of the customer and prospective customer lists, agreements, contracts and any other documents embodying any information of the type described in paragraph (1) above and, upon termination of his employment hereunder, he shall return to the Company all of such documents (and any copies thereof) in his possession or control.

     B. During the period from the Commencement Date through the fifth (5th) anniversary of the Commencement Date, Dunn shall not be nor shall he permit any member of his immediate family to be in any way engaged, directly or indirectly, in the United States, Canada or any other country in which the Company, Union or

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their affiliates currently or at any time during the term of this Agreement operate, as an employee, partner, proprietor, officer, director, consultant, agent, or stockholder of any corporation, partnership, proprietorship or other form of business entity, which is either (1) engaged in substantially the same line of business as the Company is engaged in or as it may be engaged in while Dunn is employed hereunder, or (2) primarily engaged in the business of collecting debts or accounts receivable or the accounts receivable management business as any such business is currently or hereafter carried on or engaged in during the term of Dunn's employment hereunder, by Union, Capital Credit Corporation, Allied Bond & Collection Agency, Inc., Union Financial Services, Inc., their subsidiaries and affiliates. For purposes hereof, "immediate family" is defined in Rule 16a-1(e) of the Securities and Exchange Commission.

     C. During the period from the Commencement Date through the fifth (5th) anniversary of the Commencement Date Dunn shall not seek to persuade any director, officer or employee of the Company or any person or entity providing services to the Company as an independent contractor to discontinue that individual's status or employment with the Company, nor to become employed or otherwise engaged in any activity similar to or competitive with the activities described in Article SIXTH B. above, nor will he hire or retain any such person, nor will he solicit or cause or authorize, directly or indirectly, to be solicited, for or on behalf of himself or any third party, any business subject to Article SIXTH B. from others who are customers of the Company at any time during such five year period.

     D. If any of the restrictions on activities contained in this Article SIXTH shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographic scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to be

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enforceable to the extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement, the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     E. Dunn acknowledges that were he to breach the provisions of this Article SIXTH, the damage to the Company would be irreparable, and he therefore agrees that, in addition to provable damages and reasonable attorneys' fees, the Company shall be entitled to equitable relief to enforce its rights hereunder.

     F. The provisions of this Article SIXTH shall survive any termination of this Agreement except a termination by the Company other than pursuant to Article SECOND B.

     SEVENTH: A. This Agreement constitutes the entire agreement between the Company and Dunn in any way relating to the employment of Dunn for the period commencing July 1, 1995, and merges all prior agreements and understandings between them.

     B. This Agreement may not be altered or amended except by a writing signed by the parties against whom such alteration or amendment is sought to be enforced. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

     EIGHTH: This Agreement is personal and non-assignable by Dunn. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

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     NINTH:  Any notices or other communications required or permitted hereunder shall be in writing and shall be duly given if personally delivered or sent by certified or registered mail, return receipt requested, to the following addresses:

     If to Dunn:         Gordon Dunn
                         83 Summit Avenue
                         San Rafael, CA 94901

     Copy to:            Kirt F. Zeigler, Esq.
                         Anderson, Zeigler, Disharoon,
                          Gallagher & Gray
                         50 Old Courthouse Square
                         Santa Rosa, CA  95404

     If to the Company:  Transworld Systems, Inc.
                         5880 Commerce Boulevard
                         Rohnert Park, CA 94920

                         Attention:  Secretary

     If to Union:        The Union Corporation
                         145 Mason Street
                         Greenwich, CT  06830

                         Attention:  Chairman

     Copy to:            Robert H. Haines, Esq.
                         Zimet, Haines, Friedman & Kaplan
                         460 Park Avenue
                         New York, NY  10022

Either party may alter the address for the sending of notices to such party by a written notice sent in conformity with this Agreement.

     TENTH: This Agreement shall be governed by and construed in accordance with the laws of the State of California with respect to agreements made and to be performed wholly therein.

     ELEVENTH: If any of the provisions of this Agreement shall be held invalid, the remainder of the Agreement shall not be affected thereby.

     TWELFTH: The party breaching this Agreement shall be liable for the costs and expenses of the injured party, including

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reasonable attorneys' fees, incurred in the enforcement of this Agreement or in the determination and collection of damages for such breach.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            TRANSWORLD SYSTEMS, INC.

GORDON S. DUNN
- ------------------------------
Gordon S. Dunn                              By:GEORGE MACAULAY
                                               ----------------------------
                                               George Macaulay

                                            THE UNION CORPORATION


                                            By:MELVIN L. COOPER
                                               ----------------------------
                                               Melvin L. Cooper
                                               Chairman of the Board and
                                               Chief Executive Officer

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                                   SCHEDULE 1
                                   ----------

                                  GORDON DUNN

                              EMPLOYMENT AGREEMENT

                                 BONUS SCHEDULE
                                 --------------


If the pretax earnings of the Company       The aggregate
(per Paragraph THIRD B.(1)) equals or       bonus amount
exceeds the following amount:               shall be:
- --------------------------------------      -------------


     $13,000,000                             $150,000


     $14,000,000                             $225,000


     $15,000,000 or more                     $250,000

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